Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements of Comcast Corporation (formerly AT&T Comcast Corporation) on Form S-8 (Nos.
333-101645  and  333-101295),  Form  S-3  (No.  333-101861),  and  Form S-4 (No.
333-101264) of our reports dated March 17, 2003 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001, and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1,
2002) appearing in this Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2002.



/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 17, 2003